Exhibit 99.1

Hawthorn Bancshares, Inc. set to join Russell 3000® Index

Jefferson City, MO. — July 2, 2019 — Hawthorn Bancshares, Inc. is set to join the broad-market Russell 3000 Index at the conclusion of the 2019 Russell indexes annual reconstitution, effective after the US market opens on July 1, according to a preliminary list of additions posted June 7.

Membership in the Russell 3000® Index, which remains in place for one year, means the automatic inclusion of Hawthorn Bancshares’ common stock in index funds designed to track stocks included in the Russell 3000® Index. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the "Russell Reconstitution" section on the FTSE Russell website.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:
Bruce Phelps

Chief Financial Officer
TEL: 573.761.6100 FAX: 573.761.6272
www.HawthornBancshares.com